EXHIBIT 21

SUBSIDIARIES

          CodaLex Acquisition Corp.

          OMI Acquisition Corp.

          Laser Acquisition Corp.

          AMMCorp Acquisition Corp.

          Datalink Acquisition Corp.

          TIMCO Acquisition Corp.

          Docutech Acquisition Corp.

          IDS Acquisition Corp.

     All subsidiaries named above are Pennsylvania corporations.